EXHIBIT 23.2

Consent Of Ryder Scott Company, L.P.

The Board of Directors of Murphy Oil Corporation:

As independent petroleum engineers, we consent to the incorporation by reference in the registration statements (Nos. 333-177206 and 333-184286) on Form S-8 and in the registration statement (No. 333-184287) on Form S-3 of Murphy Oil Corporation to our Firm’s name under the caption “Murphy Oil’s Reserves Process and Policies” and the inclusion of our report, dated January 31, 2013, which appears as Exhibit 99.10 in the December 31, 2012 annual report on Form 10-K of Murphy Oil Corporation.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

February 28, 2013